From:      Dave Sutton
Sent:      Thursday, January 27, 2005 5:06 AM
To:        All-Personnel
Subject:   Capital Restructuring Plan

All,

We announced today that the board of directors has approved a capital restructuring plan that includes a special one-time dividend of $1.50 a share and a program to offer employees the opportunity to convert certain stock options to restricted stock and to cash out other stock options. The program will mean that employees will receive in aggregate up to approximately $900,000 in cash and up to approximately 360,000 shares of restricted stock. The attached press release contains further details on the announcement. I wanted to provide you with further background and highlights of the plan.

Why have we done this
We recognize that we have over 1 million stock options providing minimal compensation and motivating benefits to employees. These options are potentially dilutive and now, due to the upcoming accounting rule changes, they will also become an expense for the company. The option program has not created many owners of Inforte stock and we think high employee stock ownership does provide proper incentive alignment with our stockholders. We have more than enough cash for our future needs and our cash has a very low rate of return, therefore, holding additional cash is detrimental to the shareholders' return and makes us a less attractive investment.

What we intend to do
We intend to increase employee stock ownership by offering restricted stock in exchange for certain stock options. We intend also to add minimum stock ownership requirements for executives and we plan to favor restricted stock grants over stock options in the future. We will also distribute cash to employees and stockholders through a special one-time dividend to all stockholders of $1.50 per share and we intend to offer to buy out certain stock options from employees. Importantly, we plan to grant the new restricted stock prior to the dividend so that those employees with restricted stock can participate in the special dividend.

How does it impact you
This is a voluntary program, you will be given choices and it is up to you to decide. There will be a choice to trade in 'unproductive' options for cash and/or a choice to convert certain unvested options into restricted stock. Unlike an option, restricted stock has value at any stock price (except $0) and you may earn cash dividends even while the stock is restricted. We will immediately vest your options not converted to cash or restricted stock. As mentioned if you have restricted stock you will participate in the one-time dividend and if you have your options accelerated this will also happen prior to the special dividend, this will give you an opportunity to exercise your options and take part in the dividend if you want.

The path ahead
You don't need to do anything at this time. Inforte has not yet officially offered to purchase or convert your stock options. It is anticipated that the exchange offer for employee options, as described, will commence sometime during the first two weeks of February and will remain open for 20 business days after it starts.

I will be holding a conference call on Friday, January 28th, 2005 at 10am Central to field any questions you have about this message or anything else that was in the attached press release or was discussed at today's earnings call. We will be sending dial-in information on the call later today.

Then once the program is officially offered to employees, you will receive: * A letter that details your Inforte options, your specific cash or restricted stock choices, a valuation and conversion rate for each option, and election forms
* A formal exchange offer document, which will include, among other things, frequently asked questions and answers including typical tax treatment for individuals that you should review carefully * 20 business days to decide what to do with your stock options * The choice to do nothing, which will mean your options will automatically qualify for immediate vesting

During the offer period we will be setting up additional live and conference call sessions to answer your questions and hear your comments.

Contact me or Nick Heyes with questions or comments. Also we have been working with Tami Kamarauskas an independent financial consultant on this program and she is available at tk@fin-now.com or xxx-xxx-xxxx to answer any of your questions or take your feedback regarding the capital restructuring program.

For a restricted stock description see:
https://ice.inforte.com/gm/document-1.9.130830

INFORTE CORP. HAS NOT YET COMMENCED THE OFFER TO EXCHANGE OPTIONS.

THIS MESSAGE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES OF INFORTE CORP. COMMENCEMENT OF THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY SOLICITATION OF OFFERS TO PURCHASE OR EXCHANGE INFORTE CORP. OPTIONS WILL ONLY BE MADE PURSUANT TO AN "OFFER TO EXCHANGE" AND RELATED MATERIALS TO BE SENT BY INFORTE CORP. TO ITS OPTION HOLDERS UPON COMMENCEMENT OF THE PROPOSED OFFER. OPTION HOLDERS SHOULD CAREFULLY READ THOSE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN, WITHOUT CHARGE, COPIES OF THE OFFER TO EXCHANGE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT www.sec.gov WHEN THESE DOCUMENTS BECOME AVAILABLE. SHAREHOLDERS WILL ALSO BE ABLE TO OBTAIN COPIES OF THE OFFER TO EXCHANGE AND RELATED MATERIALS, WITHOUT CHARGE, WHEN AVAILABLE, BY ORAL OR WRITTEN REQUEST TO INFORTE CORP., ATTENTION: LYNN CUSACK, SUITE 3400, 150 NORTH MICHIGAN AVENUE, CHICAGO, IL, 60601 OR BY CALLING (312) 540-0900.


Dave
-----------

Dave Sutton
CEO
INFORTE
direct: xxx.xxx.xxxx
mobile: xxx.xxx.xxxx

                          RESTRICTED STOCK INTRODUCTION

        1.      Definition: Award of stock ownership
        2.      Benefits to employees
                        i.      Has value at any stock price, except $0.
                       ii.      No cash out of pocket required
                      iii. Owner receives any dividends even before all stock vests
                       iv.      Stock ownership increases (vests) over time
                        v.      Never "underwater" like a stock option
        3. Full stock ownership and employee interests are better aligned with stockholders.
        4.      Tax impact
                a.      You are not taxed when the stock is granted
                b. You owe tax at your regular income tax rate on the fair market value as the shares vest

        Example 1: You receive a grant of 1,000 shares of INFORTE on May 1, 2005. 25% of the shares vest on May 1, 2006. On the day of the grant the share price is $10. When the shares vest in 2006 the price is $20, and you recognize $5,000 of income ($20 x 250 shares), whether you sell the shares or not. If your combined federal and state tax rate is 40% you will owe $2,000 of tax in 2006.

        5.      Restricted stock compared to a stock option

-When you get the shares of restricted stock, the value you receive equals the stock price. The value will fluctuate with the stock price, moving up or down, but it will not be "underwater" as with a stock option.

-Restricted stock has no "spread" calculation or exercise process as options do.

-A stock option allows you to choose when to exercise the option, to own the stock and be taxed. You have no control of when restricted shares vest and thus when you get the stock.

-With restricted stock you may receive any dividends the stock pays during the vesting period.

-You may elect to be taxed one of two ways for restricted options, by fixing the taxable amount upon grant or being taxed as the shares vest.